SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           SEC File Number 0-15807

                           CUSIP Number 570913-10-3

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                           NOTIFICATION OF LATE FILING


(Check One):   [X] Form 10-K    [_] Form 11-K    [_] Form 20-F    [ ] Form 10-Q
               [_] Form N-SAR

                           For Period Ended: 12/31/2003

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     [_]  Transition Report on Form 10-K

     [_]  Transition Report on Form 20-F

     [_]  Transition Report on Form 11-K

     [_]  Transition Report on Form 10-Q

     [_]  Transition Report on Form N-SAR

          For the Transition Period Ended:


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I


                           REGISTRANT INFORMATION


                           MarketShare Recovery, Inc.
                      ----------------------------------
                           Full name of registrant



                            Health & Leisure, Inc.
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                          Former name if applicable



                        95 Broadhollow Road Suite 101
            ---------------------------------------------------------
            Address of principal executive office (Street and number)


                           Melville, New York FL 11747
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                              City, state and zip code



                                    PART II

                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.(Check box if appropriate.)

     |    (a)  The reasons described in reasonable detail in Part III of this
     |         form could not be eliminated without unreasonable effort or
     |         expense;
     |
     |    (b)  The subject annual report, semi-annual report, transition report
     |         on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will
[x]  |         be filed on or before the  15th  calendar day following the
     |         prescribed due date; or  the  subject quarterly report or
     |         transition report on Form 10-Q, or portion thereof will be filed
     |         on or before the fifth calendar day following the prescribed due
     |         date; and
     |
     |    (c)  The accountant's statement or other exhibit required by Rule
     |         12b-25(c) has been attached if applicable.





                                    PART III
                                   NARRATIVE

     State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


                  Data and other information regarding certain material operations of the Company as well as its financial statements required for the filing are not currently available and could not be made available without unreasonable effort and expense


                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                     Ray Barton                     (631)        385-0007
             -------------------------             --------    ---------------
                       (Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                 [x] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [_] Yes  [x] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            MarketShare Recovery, Inc.
                 ----------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date March 29, 2004                         By /s/  Ray Barton
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                                                    Ray Barton, President


                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).